  Exhibit 99.01

ACM Research Reports First Quarter 2018 Results

FREMONT, California, May 8, 2018 (Globe Newswire) – ACM Research, Inc. (“ACM Research” or the “Company”) (NASDAQ:ACMR), a provider of single-wafer wet cleaning equipment used by manufacturers of advanced semiconductors, today reported financial results for its first fiscal quarter ended March 31, 2018.

ACM Research’s President and Chief Executive Officer Dr. David Wang commented, “We continued to execute against key initiatives across our business, delivering solid results in the first quarter. On a year-over-year basis, revenue grew over 70%, and gross margin expanded by over 10 percentage points. Additionally, we established an R&D facility in Bundang, Korea to further expand our R&D capability and build our engineering talent pool in the region.”

Dr. Wang continued, “We remain committed to developing high-performance products to meet our customer needs and strengthen our competitive position globally. We are excited about the opportunities ahead of us, and confident that our differentiated technology and geographic focus positions us for profitable growth.”

First Quarter Operating Highlights

●
SAPS III Cleaning Tool Used in Mass Production. The Company’s latest SAPS wafer cleaning tool, SAPS III, is being used in mass production in a key customer’s manufacturing line. The SAPS III tool is ideally suited for existing wafer fabs that intend to migrate to next-generation technology node and require more cleaning process steps and limited clean room floor space. The SAPS III tool is equipped with 8 chambers, which enable high throughput, along with a 40% reduction in footprint.

●
ACM Korea R&D and Service Support Center. The Company established the ACM Korea R&D and Service Support Centers to further strengthen its R&D and service support capabilities. The R&D Center in Bundang will enable the Company to recruit engineering talent locally to implement new R&D programs. The support facility in Icheon will enable ACM to better support customers in the region.

●
Multiple Orders for SAPS tools. The Company received multiple orders from existing customers for SAPS-based cleaning equipment and advanced packaging tools. ACM expects to ship all of the ordered tools by the third quarter of 2018, and anticipates acceptance and revenue recognition in 2018.

Financial Summary

All figures refer to the first quarter of 2018, unless noted otherwise. All comparisons are with the first quarter of 2017, unless otherwise noted.

	Three Months Ended March 31,
	GAAP		Non-GAAP(1)
	2018	2017	2018	2017
	(dollars in thousands)
Revenue	$9,743	$5,660	$9,743	$5,660
Gross margin(2)	52.6%	42.4%	52.7%	42.4%
Income (loss) from operations(2)	$(1,904)	$(1,553)	$271	$(718)
Net loss attributable to ACM Research, Inc.(2)	$(2,780)	$(2,089)	$(605)	$(1,254)
Basic EPS	$(0.18)	$(0.43)	$(0.04)	$(0.26)
Diluted EPS	$(0.18)	$(0.43)	$(0.04)	$(0.26)

(1)
Reconciliations to U.S. generally accepted accounting principles (“GAAP”) financial measures from non-GAAP financial measures are presented below under “Reconciliation of GAAP to Non-GAAP Financial Measures.”

(2)
Non-GAAP financial measures exclude stock-based compensation.

●
Revenue. Revenue increased 72.1% to $9.7 million, due to higher selling prices associated with the higher value of the equipment sold.

●
Gross Margin. Gross margin was 52.6%, compared to 42.4% in the first quarter of 2017. The strong gross margin performance was due to sales of higher value products in the quarter. Gross margin was above the range of 40.0% to 45.0% generally anticipated by the Company for the foreseeable future. Gross margin may vary from period to period due to the mix between higher-margin products and relatively lower-margin products.

●
Operating Expenses. Operating expenses were $7.0 million. Non-GAAP operating expense, which removes stock-based compensation, was $4.8 million, up 55%. Non-GAAP operating expenses as a percent of revenue decreased, as planned, due to the Company’s disciplined budgeting process.

●
Net loss attributable to ACM Research. Net loss was $2.8 million. Non-GAAP net loss was $0.6 million, a substantial improvement from the non-GAAP net loss of $1.3 million in the first quarter of 2017.

●
Cash Position. The Company held $15.2 million in cash and cash equivalents as of March 31, 2018, down from $17.7 million as of December 31, 2017. The decline in cash balance reflected an increase in purchase orders for parts and components associated with the assembly of products expected to be shipped in the second and third quarters.

Outlook

ACM is reiterating its full year 2018 revenue guidance of $65 million. The Company’s confidence in this outlook was strengthened by the recent receipt of several orders that are expected to ship and be recognized within the year. ACM now has a backlog more than $50 million in orders, most of which are expected to be delivered to customers by the third quarter. A very high proportion of the shipments are expected to be accepted and revenue recognized before year-end.

Conference Call Details

A conference call to discuss results will be held today at 8:00 a.m. U.S Eastern Time (8:00 p.m. China Time). Dial-in details for the call are as follows. Please reference conference ID 8936308.

	Phone Number	Toll-Free Number
United States	+1 (845) 675-0437	+1 (866) 519-4004
Hong Kong	+852 3018 6771	+852 800906601
Mainland China	+86 (800) 819 0121
+86 (400) 620 8038
Other International	+65 6713 5090

A recording of the webcast will be available on the investor page of the ACM Research website at www.acmrcsh.com for one week following the call.

Use of Non-GAAP Financial Measures

ACM Research presents non-GAAP gross margin, operating income (loss) and net loss as supplemental measures to GAAP financial measures regarding ACM Research’s operational performance. These supplemental measures exclude the impact of stock-based compensation, which ACM Research does not believe is indicative of its core operating results. A reconciliation of each non-GAAP financial measure to the most directly comparable GAAP financial measure is provided below under “Reconciliation of Non-GAAP to GAAP Financial Measures.”

ACM Research believes these non-GAAP financial measures are useful to investors in assessing its operating performance. ACM Research uses these financial measures internally to evaluate its operating performance and for planning and forecasting of future periods. Financial analysts may focus on and publish both historical results and future projections based on the non-GAAP financial measures. ACM Research also believes it is in the best interests of investors for ACM Research to provide this non-GAAP information.

While ACM Research believes these non-GAAP financial measures provide useful supplemental information to investors, there are limitations associated with the use of these non-GAAP financial measures. These non-GAAP financial measures may not be reported by competitors, and they may not be directly comparable to similarly titled measures of other companies due to differences in calculation methodologies. The non-GAAP financial measures are not an alternative to GAAP information and are not meant to be considered in isolation or as a substitute for comparable GAAP financial measures. They should be used only as a supplement to GAAP information and should be considered only in conjunction with ACM Research’s consolidated financial statements prepared in accordance with GAAP.

Forward-Looking Statements

Information presented above under “Financial Summary—Gross Margin” with respect to the expected range of gross margin for the foreseeable future and under “Fiscal 2018 Revenue Outlook” contains forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results may vary significantly from ACM Research’s expectations based on a number of risks and uncertainties, including but not limited to the following: anticipated customer orders or identified market opportunities may not grow or develop as anticipated; customer orders already received may be postponed or canceled; suppliers may not be able to meet ACM Research’s demands on a timely basis; volatile global economic, market, industry and other conditions could result in sharply lower demand for products containing semiconductors and for the company's products and in disruption of capital and credit markets; ACM Research’s failure to successfully manage its operations; and trade regulations, currency fluctuations, political instability and war may materially adversely affect ACM Research due to its substantial non-U.S. customer and supplier base and its substantial non-U.S. manufacturing operations. ACM Research cannot guarantee any future results, levels of activity, performance or achievements. ACM Research expressly disclaims any obligation to update forward-looking statements after the date of this press release.

About ACM Research, Inc.

ACM Research develops, manufactures and sells single-wafer wet cleaning equipment, which semiconductor manufacturers can use in numerous manufacturing steps to remove particles, contaminants and other random defects, and thereby improve product yield, in fabricating advanced integrated circuits.

© ACM Research, Inc. SAPS, TEBO and the ACM Research logo are trademarks of ACM Research, Inc. All rights reserved. Any other trademarks are the property of their respective owners.

For investor and media inquiries, please contact:

In the United States:
The Blueshirt Group
Ralph Fong
+1 (415) 489-2195
ralph@blueshirtgroup.com

In China:
The Blueshirt Group Asia
Gary Dvorchak, CFA
+86 (138) 1079-1480
gary@blueshirtgroup.com

ACM RESEARCH, INC.
Condensed Consolidated Balance Sheets

	March 31	December 31,
	2018	2017
	(unaudited)	(audited)
	(in thousands, except share and per share data)
Assets
Current assets:
Cash and cash equivalents	15,186	17,681
Accounts receivable, less allowance for doubtful accounts of $0 as of March 31, 2018 and $0 as of December 31, 2017(note 3)	27,793	26,762
Other receivables	1,222	2,491
Inventory (note 4)	19,865	15,388
Prepaid expenses	2,383	546
Other current assets	45	46
Total current assets	66,494	62,914
Property, plant and equipment, net (note 5)	2,731	2,340
Intangible assets, net	126	106
Deferred tax assets (note 15)	1,345	1,294
Investment in affiliates, equity method (note 10)	1,238	1,237
Total assets	71,934	67,891

Liabilities and Stockholders’ Equity
Current liabilities:
Short-term borrowings (note 6)	10,376	5,095
Notes payable	0	11
Warrant liability (note 8)	0	3,079
Accounts payable (including amounts due to a related party of $264 at March 31, 2018 and $1,925 at December 31, 2017 (note 10))	5,525	7,419
Advances from customers	264	143
Income taxes payable	44	44
Other payables and accrued expenses (including amounts due to a related-party of $ 2,247 as of March 31, 2018 and $2,118 as of December 31, 2017(note 11) (note 7))	6,542	6,026
Total current liabilities	22,751	21,817
Other long-term liabilities (note 9)	6,181	6,217
Total liabilities	28,932	28,034

Commitments and contingencies (Note 17)
Common stock – Class A, with par value $0.0001: 100,000,000 shares authorized, 13,390,270 shares issued and outstanding as of March 31, 2018; 100,000,000 shares authorized, 12,935,546 shares issued and outstanding as of December 31, 2017; (note 13)	1	1
Common stock – Class B, with par value $0.0001: 7,303,533 shares authorized and 2,409,738 shares issued and outstanding as of March 31, 2018 and 7,303,533 shares authorized and 2,409,738 shares issued and outstanding as of December 31, 2017 (note 13)	-	-
Additional paid in capital	54,914	49,695
Accumulated deficit	(12,740)	(9,961)
Accumulated other comprehensive loss	827	122
Total stockholders’ equity	43,002	39,857
Total liabilities and stockholders’ equity	$71,934	$67,891

ACM RESEARCH, INC.
Condensed Consolidated Statements of Operations and Comprehensive Loss

	Three Months ended March 31,
	2018	2017
	(unaudited)	(unaudited)
	(in thousands, except share and per share data)
Revenue	$9,743	$5,660
Cost of revenue	4,621	3,258
Gross profit	5,122	2,402
Operating expenses:
Sales and marketing	1,855	1,163
Research and development	1,541	928
General and administrative	3,630	1,864
Total operating expenses, net	7,026	3,955
Loss from operations	(1,904)	(1,553)
Interest income	3	2
Interest expense	(103)	(78)
Other income (expense), net	(754)	(64)
Equity income in net income of affiliates	1
Loss before income taxes	(2,758)	(1,693)
Income tax (expense) benefit (note 16)	(22)	(781)
Net loss	(2,780)	(2,474)
Less: Net loss attributable to non-controlling interests		(385)
Net loss attributable to ACM Research, Inc.	(2,780)	(2,089)
Comprehensive loss:
Net loss	(2,780)	(2,474)
Foreign currency translation adjustment	705	44
Comprehensive loss	(2,075)	(2,430)
Less: Comprehensive loss attributable to non-controlling interests		(369)
Total comprehensive loss attributable to ACM Research, Inc. (note 2)	$(2,075)	$(2,061)
Net loss per common share (note 2):
Basic	$(0.18)	$(0.43)
Diluted	$(0.18)	$(0.43)

Weighted-average common shares outstanding used in computing per share amounts (note 2):
Basic	15,383,086	4,817,745
Diluted	15,383,086	4,817,745

ACM RESEARCH, INC.
Reconciliation of GAAP to Non-GAAP Financial Measures

As described under “Use of Non-GAAP Financial Measures” above, ACM Research presents non-GAAP gross margin, operating income and net income (loss) as supplemental measures to GAAP financial measures, each of which excludes stock-based compensation (“SBC”) from the equivalent GAAP financial line items. The following tables reconcile gross margin, operating income and net income (loss) to the related non-GAAP financial measures:

	Three Months Ended March 31,
	2018			2017
	Actual		Adjusted	Actual		Adjusted
	(GAAP)		(Non-GAAP)	(GAAP)		(Non-GAAP)
	(in thousands)

Revenue	$9,743	$-	$9,743	$5,660	$-	$5,660
Cost of revenue	(4,621)	(8)	(4,613)	(3,258)	(5)	(3,253)
Gross profit	5,122	(8)	5,130	2,402	(5)	2,407
Operating expenses:
Sales and marketing	(1,855)	(34)	(1,821)	(1,163)	(6)	(1,157)
Research and development	(1,541)	(27)	(1,514)	(928)	(13)	(915)
General and administrative	(3,630)	(2,106)	(1,524)	(1,864)	(811)	(1,053)
Income (Loss) from operations	$(1,904)	$(2,175)	$271	$(1,553)	$(835)	$(718)
Net loss attributable to ACM Research, Inc.	$(2,780)	$(2,175)	$(605)	$(2,089)	$(835)	$(1,254)